CONSENT OF MOSS ADAMS LLP

We consent to the incorporation by reference in this Registration Statement on Form S-8 of XML-Global Technologies, Inc. and Subsidiaries of (a) our report dated September 17, 2002 appearing in the Annual Report on Form 10-KSB/A of XML-Global Technologies, Inc. and Subsidiaries for the year ended June 30, 2002 and (b) the reference to our firm in the Registration Statement on Form S-8 under the caption "Experts".

Bellingham, Washington
December 11, 2002